                                                                    EXHIBIT 12.1


                            PAGEMART WIRELESS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                        THREE MONTHS  SIX MONTHS
                                       YEAR ENDED    YEAR ENDED    YEAR ENDED   YEAR ENDED   YEAR ENDED     ENDED        ENDED
                                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,   JUNE 30,     JUNE 30,
                                         1994          1995          1996        1997         1998(1)        1999         1999
                                      ------------  ------------  ------------ ------------ ----------- ------------  ----------
Earnings:
  Net loss .........................    $(45,813)    $(53,113)    $(45,598)    $(43,887)    $(59,316)    $(25,348)    $(50,551)
  Add: Amount of
     previously capitalized
     interest amortized ............          --           --           --           --          252          572        1,144
  Add: Fixed charges ...............      12,933       30,720       35,041       38,499       43,798       16,430       31,455
                                        --------     --------     --------     --------     --------     --------     --------
  Adjusted earnings ................     (32,880)     (22,393)     (13,557)      (5,388)     (15,266)      (8,346)     (17,952)


Fixed charges:
  Interest in
     indebtedness ..................      11,209       28,383       32,368       36,672       52,645       15,849       30,518
  Amortization of debt
     issuance costs ................         800        1,052        2,143          844        1,172          319          633
  Interest portion
     of rental and
     lease expense .................         924        1,285          530          983        1,428          262          304
                                        --------     --------     --------     --------     --------     --------     --------
 Fixed charges .....................      12,933       30,720       35,041       38,499       55,245       16,430       31,455


Deficiency of
     earnings available to
     cover fixed charges ...........    $(45,813)    $(53,113)    $(48,598)    $(43,887)    $(70,511)    $(24,776)    $(49,407)
                                        ========     ========     ========     ========     ========     ========     ========

Earnings to fixed charges ratio ....          --           --           --           --           --           --           --


(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest for the year ended December 31, 1998.